UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2016 (September 15, 2016)

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1624 Market Street, Suite 201, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(720) 442-0052
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise provided in this Current Report, all references to “we,” “us,” “our,” or the “Company” refer to the Registrant, MassRoots, Inc.

Item 2.04

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously discussed in the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 18, 2016, on March 14, 2016, the Company sold $1,514,667 in principal face amount of six month convertible secured promissory notes (the "Notes") to certain accredited investors (the “Holders”). The Notes were secured by all the assets of the Company pursuant to a Security Agreement, entered into by the Company with the Holders as of that same date. On September 14, 2016, the maturity date under the Notes, the then aggregate outstanding principal amount of $966,384.27 came due under the Notes and the Company was unable to make the required payments. As a result, the Company is in default under the Notes.

The Company received notices from two Holders providing formal notice that an Event of Default, as defined in the Notes, had occurred. Pursuant to the Notices, the Holders demand payment of the Note’s principal amount at the Mandatory Default Amount, which is defined as 130% of the outstanding principal amount of the Note, in addition to the payment of all other amounts, costs, expenses and liquidated damages due in respect of this Note. Such Holders also demanded issuance of the shares described in Item 3.02, and, to the extent that the Event of Default remains uncured, interest on the principal amount that remains outstanding equal to 2% per month (24% per annum). As of the date of this Current Report, the Company believes the Mandatory Default Amount due to all Holders of the Notes to be $1,256,170.

Further, amounts due under the Note may be converted at the election of the Holder into shares of the Company’s common stock at 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to the Notes’ maturity date. On September 20, 2016, the Company received a notice of conversion of DiamondRock, LLC, a Holder, of $25,000 of the amount due under its Note, calculated pursuant to this provision.

An Event of Default under the Notes also is an Event of Default under the Security Agreement. Under the Security Agreement, the Holders, acting through their agent, DiamondRock G3, LLC (“Agent”), have all the rights of a secured party in the Company’s assets held or later acquired (“Collateral”). Such rights include, among others, the Agent having (i) ability to obtain possession and control of the Collateral, (ii) upon notice to the Company, all rights that the Company might exercise under the Collateral, including the right to sell or otherwise dispose of such collateral, and (iii) right to operate the business of the Company.

The Event of Default under the Notes could also result in an event of default under the Company’s Convertible Debentures, issued on March 24, 2014 and having an outstanding principal amount of $209,100 as of the date of this Current Report, which are also secured by the assets of the Company. In addition to the rights as a secured party, if determined to be a default, the holders of the Convertible Debentures could accelerate the amount outstanding to be immediately due, garnish the Company’s revenue to pay such amount due, or increase the face-amount of the Convertible Debentures by 2.5% per month.

Item 3.02

Unregistered Sales of Equity Securities

Pursuant to the terms of the Securities Purchase Agreements dated March 14, 2016 between the Company and each of the Holders, the Company has authorized the issuance an aggregate amount of 319,008 shares of the Company’s common stock, par value $0.001 (“Common Stock”), to the Holders on September 20, 2016 related to the failure to repay the Notes within six months of their issuance.

Relating to the Company’s registered offering that commenced on August 2, 2016, an anti-dilution price reset provision contained in warrants that permit the purchase of Common Stock that were issued to the Holders on March 14, 2016 (the “Warrants”) was triggered. This provision caused the exercise price of the Warrants to be adjusted from $1.00 per share to $0.50 per share and the aggregate number of shares of Common Stock subject to the Warrants to be increased from 1,514,669 to of 3,029,338.

The form of Note, Purchase Agreement, Security Agreement and Warrant referenced in the above Items 2.04 and 3.02 are filed as exhibits to the Company’s Form 8-K filed on March 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: September 21, 2016	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer